Exhibit 99.1

For Immediate Release

	Contact:	Megan G. McIntosh
Full House Resorts, Inc.

(702) 221-7800

FULL HOUSE RESORTS, INC.
PURCHASES LAND IN MICHIGAN

LAS VEGAS, September 9, 2003 - Full House Resorts, Inc. (OTCBB: FHRI) announced today that together with RAM Entertainment, LLC they have purchased approximately 80 acres of land, located at the intersection of I-94 and 11 Mile Road in Emmett Township, just outside Battle Creek, Michigan. The purchase price of $3,858,830 was funded equally by the two parties.  This land is intended to be used as the site for a casino project for the Nottawaseppi Band of Huron Potawatomi Indians.

Under existing contracts with the Tribe, Gaming Entertainment (Michigan) LLC, a subsidiary of Full House Resorts, Inc., will own the land until it is transferred to the Bureau of Indian Affairs to hold in trust for the tribe as a part of its reservation.

The trust process was delayed by a federal lawsuit filed against the U.S. government by the group “Citizens Exposing Truth About Casinos,” challenging the BIA’s environmental assessment process.  Calhoun County and the State of Michigan are supporting the trust application for the site.

No assurance can be given when, or if this development will occur.  Certain statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different than that expressed or implied in such statements.